SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the registrant  [X]
Filed by a party other than the registrant   [ ]
Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                               TEREX CORPORATION
                (Name of Registrant as Specified in Its Charter)

                               TEREX CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11*:

     (4) Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, schedule or registration statement no.:

     (3) Filing party:

     (4) Date filed:

* Set forth the amount on which the filing fee is calculated and state how it was determined.

                                TEREX CORPORATION
                500 Post Road East, Westport, Connecticut 06880


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 15, 1996


The Annual Meeting of Stockholders of Terex Corporation (hereafter the "Company") will be held at the Westport Inn, 1595 Post Road East, Westport, Connecticut, on Wednesday, May 15, 1996, at 10:00 a.m., local time, for the following purposes:

1. To elect seven (7) directors to hold office for one year or until their successors are duly elected and qualified.

2. To ratify the selection of Price Waterhouse LLP as independent accountants of the Company for 1996.

3. To ratify the 1996 Terex Corporation Long-Term Incentive Plan and the initial awards granted thereunder.

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice.

The Board of Directors of the Company has fixed the close of business on April 5, 1996 as the record date for determining the stockholders entitled to notice of, and to vote at, the meeting.

YOUR VOTE IS IMPORTANT. STOCKHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY SO DESIRE. IT IS IMPORTANT THAT YOUR PROXY CARD BE RETURNED PROMPTLY IN ORDER TO AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION.

                                    By order of the Board of Directors,



                                    Marvin B. Rosenberg
                                    Secretary
April 5, 1996
Westport, Connecticut

                                TEREX CORPORATION

                               500 Post Road East
                           Westport, Connecticut 06880


                             Proxy Statement for the
                         Annual Meeting of Stockholders
                           to be held on May 15, 1996


         This Proxy Statement is furnished to stockholders of Terex Corporation ("Terex" or the "Company") in connection with the solicitation of proxies by and on behalf of the Company's Board of Directors (the "Board") for use at the Annual Meeting of Stockholders of the Company to be held on May 15, 1996, at the Westport Inn, 1595 Post Road East, Westport, Connecticut, and any adjournments or postponements thereof (collectively, the "Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice").

         The Notice and proxy card (the "Proxy") accompany this Proxy Statement. This Proxy Statement and the accompanying Notice, Proxy and related materials are being mailed on or about April 10, 1996, to each stockholder entitled to vote at the Meeting. As of April 5, 1996, the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting, the Company had outstanding 10,597,113 shares of common stock, $.01 par value per share (the "Common Stock"). Each share of Common Stock is entitled to one vote on all matters to be voted on at the Meeting.

         A majority of the outstanding shares of Common Stock must be represented at the Meeting in person or by proxy to constitute a quorum for the transaction of business at the Meeting. All matters other than the election of directors will be decided by the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting in person or by proxy. Directors shall be elected by a plurality of the votes of shares of Common Stock represented at the Meeting in person or by proxy.

         Proxy solicitations will be made primarily by mail, but solicitations may also be made by telephone, telegraph or personal interviews conducted by officers or employees of the Company. All costs of solicitations, including (a) printing and mailing of this Proxy Statement and accompanying material, (b) the reimbursement of brokerage firms and others for their expenses in forwarding solicitation material to the beneficial owners of the Company's stock and (c) supplementary solicitations to submit Proxies, if any, will be borne by the Company.

         If the enclosed Proxy is properly executed and returned in time to be voted at the Meeting, the shares of Common Stock represented thereby will be voted in accordance with the instructions marked on the Proxy. If no instructions are marked on the Proxy, the Proxy will be voted FOR election of the nominees for Director, FOR the selection of Price Waterhouse LLP as the independent accountants of the Company, FOR the ratification of the 1996 Terex Corporation Long-Term Incentive Plan (the "1996 Plan") and the initial awards granted thereunder, and as determined by the Board of Directors in their discretion with respect to any other matters that may properly come before the Meeting and that are deemed appropriate. Management does not presently know of any other matters which may come before the Meeting. Abstentions and broker non-votes will have no effect on the outcome of the election of the directors. Ratification of the appointment of Price Waterhouse LLP as independent accountants and ratification of the 1996 Plan and initial awards granted thereunder requires the affirmative votes of the majority of shares present in person at the Annual Meeting or represented by proxy and entitled to vote thereon. Abstaining from voting on the appointment of auditors or the approval of the 1996 Plan and initial awards granted thereunder will have the same effect as voting against the proposals. Broker non-votes on the proposals to ratify the appointment of the auditors or the 1996 Plan and initial awards granted thereunder will not be included in the calculation of shares entitled to vote for such proposals and will have no effect on the outcome.

         Any stockholder giving a Proxy has the right to attend the Meeting to vote his or her shares of Common Stock in person (thereby revoking any prior Proxy) and also has the right to revoke the Proxy at any time by written notice received by the Secretary of the Company prior to the time the Proxy is voted. All properly executed and unrevoked Proxies delivered pursuant to this solicitation, if received in time, will be voted at the Meeting.

         In order that your shares of Common Stock may be represented at the Meeting, you are requested to:

- -    indicate your instructions on the Proxy;

- -    date and sign the Proxy;

- -    mail the Proxy promptly in the enclosed envelope; and

- -    allow  sufficient time for the Proxy to be received by the Company prior to the Meeting.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

                        PROPOSAL 1: ELECTION OF DIRECTORS

         At the Meeting, seven directors of the Company are to be elected to hold office until the Company's next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Directors shall be elected by a plurality of the votes of shares of Common Stock represented at the Meeting in person or by proxy. Unless marked to the contrary, the Proxies received by the Company will be voted FOR the election of the seven nominees listed below, all of whom are presently members of the Board. Each nominee has consented to being named in this Proxy Statement and to serve as a director if elected. However, should any of the nominees for director decline or become unable to accept nomination if elected, it is intended that the Board will vote for the election of such other person as director as it shall designate. The Company has no reason to believe that any nominee will decline or be unable to serve if elected.

         The information set forth below has been furnished to the Company by the nominees and sets forth for each nominee, as of February 15, 1996, such nominee's name, business experience during the past five years, other directorships held and age. There is no family relationship between any nominee and any other nominee or executive officer of the Company. For information regarding the beneficial ownership of the Common Stock by the current directors of the Company, see "Security Ownership of Management and Certain Beneficial Owners" below.

         The Board of Directors recommends that the stockholders vote FOR the following nominees for director.


                                   Positions and                  First Year
    Name              Age      Offices with Company             Elected Director

Ronald  M. DeFeo      43   President, Chief Executive Officer,       1993
                           Chief Operating Officer and Director

Marvin B. Rosenberg   55   Senior Vice President, General Counsel,   1992
                           Secretary and Director

G. Chris Andersen     57   Director                                  1992

William H. Fike       59   Director                                  1995

Bruce I. Raben        42   Director                                  1992

David A. Sachs        36   Director                                  1992

Adam E. Wolf          81   Director                                  1983

         Ronald M. DeFeo became a director of the Company in 1993 and was appointed President and Chief Operating Officer of the Company on October 4, 1993, and Chief Executive Officer of the Company on March 24, 1995. Mr. DeFeo joined the Company in May 1992 as President of the Company's Heavy Equipment Group. A year later, he also assumed the responsibility of serving as the President of the Company's Clark Material Handling Company ("CMHC") subsidiary. Prior to joining the Company on May 1, 1992, Mr. DeFeo was a Senior Vice President of J.I. Case Company, the farm and construction equipment division formerly of Tenneco Inc., and also served as a Managing Director of Case Construction Equipment throughout Europe. While at J.I. Case, Mr. DeFeo was also a Vice President of North American Construction Equipment Sales and General Manager of Retail Operations.

         Marvin B. Rosenberg was appointed a director of the Company in 1992 and was appointed a Senior Vice President of the Company effective January 1, 1994. He has served as Secretary and General Counsel of the Company since 1987. Mr. Rosenberg is a director of Fruehauf Trailer Corporation ("Fruehauf") and served as Secretary of Fruehauf from its organization in March 1989 until August 1993. From 1987 through 1993, Mr. Rosenberg served as General Counsel of KCS
Industries, L.P., a Connecticut limited partnership and its predecessor KCS Industries, Inc. ("KCS"), an entity that, until December 31, 1993, provided administrative, financial, marketing, technical, real estate and legal services to the Company and its subsidiaries.

          G. Chris Andersen was appointed a director of the Company in 1992 and served as a director of Fruehauf from July 1991 until August 1993. Mr. Andersen was a Vice Chairman of PaineWebber Incorporated from March 1990 through 1995. Mr. Andersen is currently a partner of Andersen, Weinroth & Co. L.P., serves as a consultant to PaineWebber Incorporated and also serves as a director of AFGL International, Inc., Sunshine Mining Company and United Waste Systems, Inc.

          William H. Fike was appointed a director of the Company in April 1995. Mr. Fike is the Vice Chairman of Magna International, Inc., an automotive parts manufacturer based in Ontario, Canada ("Magna"). Prior to joining Magna in September 1994, Mr. Fike was employed by Ford Motor Company from 1966 to 1994, where he served most recently as President of Ford Europe. Mr. Fike serves as a director to Magna and AGCO Corporation.

          Bruce I. Raben was appointed a director of the Company in 1992. Mr. Raben is a managing director of CIBC Wood Gundy. Prior to joining CIBC Wood Gundy in February 1996, Mr. Raben was employed as an Executive Vice President of Jefferies & Company, Inc. Mr. Raben serves as a director of Equity Marketing Inc. and Optical Security, Inc.

         David A. Sachs was appointed a director of the Company in 1992. Mr. Sachs is a principal of Onyx Partners, Inc., a merchant banking firm. From 1990 to 1994, Mr. Sachs was employed at TMT-FW, Inc., an affiliate of Taylor & Co., a private investment firm based in Fort Worth, Texas.

          Adam E. Wolf became a director of the Company in 1983. Mr. Wolf has been principally self-employed as an attorney throughout his career. He has previously served on several boards of directors, including those of a telephone company, a bank and a hospital.

         The Board met ten times in 1995 at regularly scheduled and special meetings including telephonic meetings. All of the directors in office during 1995 attended at least 75% of the meetings which took place during their tenures as directors. The Board has an Audit Committee, a Compensation Committee and a Nominating Committee.

         The Audit Committee of the Board of Directors consists of Messrs. Sachs (chairperson), Raben and Wolf. The Audit Committee met once during 1995. The Audit Committee recommends the engagement of the independent accountants and makes other recommendations to the Board based on its review of all of the financial matters of the Company. The Audit Committee also reviews related party transactions.

          The Compensation Committee of the Board of Directors consists of Messrs. Andersen (chairperson), Fike and Sachs. The Compensation Committee met twice during 1995. The Compensation Committee recommends to the Board compensation arrangements for executive officers and for certain other key management personnel. (See "Executive Compensation - Compensation Committee Report.")

          The Nominating Committee of the Board of Directors consists of Messrs. Raben (chairperson), Andersen and Fike. The Nominating Committee did not meet during 1995. The Nominating Committee recommends nominees to fill vacancies on the Board of Directors.

                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each person known by the Company to own beneficially more than 5% of the Company's Common Stock, by each director, by each executive officer of the Company named in the summary compensation table below, and by all directors and executive officers as a group, as of February 15, 1996. Each person named in the following table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Shares of Common Stock that any person has a right to acquire within 60 days after February 15, 1996 of the Company pursuant to an exercise of options, warrants or other rights or conversion of preferred stock or otherwise are deemed to be outstanding for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table.


     Name and Address              Amount and Nature of                Percent
   of Beneficial Owner             Beneficial Ownership               of Class

Randolph W. Lenz (1)                    4,456,785 (2)                   42.04%
   c/o Terex Corporation
   500 Post Road East
   Westport, CT  06880


G. Chris Andersen                           34,900 (3)                   *
   821 West Shore Drive
   Kinnelon, NJ  07405


Ronald M. DeFeo                             54,732 (4)                   *
   c/o Terex Corporation
   500 Post Road East
   Westport, CT  06880

William H. Fike
   Magna International Inc.                  - 0 -                       *
   26200 Lasher Road, Suite 300
   Southfield, MI  48034


Bruce I. Raben                              67,663 (5)                   *
   CIBC Wood Gundy
   1999 Avenue of the Stars
   Suite 1910
   Los Angeles, CA  90067

Marvin B. Rosenberg
   c/o Terex Corporation                   111,475 (6)                 1.05%
   500 Post Road East
   Westport, CT  06880

David A. Sachs                             32,800 (7)                   *
   Onyx Partners
   9595 Wilshire Boulevard
   Suite 700
   Beverly Hills, CA  90212

Adam E. Wolf                               28,100 (8)                   *
   875 East Donges Lane
   Milwaukee, WI  53217

Ralph T. Brandifino                         9,050  (9)                  *
   c/o Terex Corporation
   500 Post Road East
   Westport, CT  06880

Brian J. Henry                             5,875(10)                    *
   c/o Terex Corporation
   500 Post Road East
   Westport, CT  06880

David J. Langevin                        128,675(11)                   1.21%
   c/o Terex Corporation
   500 Post Road East
   Westport, CT  06880

All directors and executive officers     475,145(12)                   4.44%
   as a group (12 persons)

- ------------------------------
*        Amount owned does not exceed one percent (1%) of the class so owned.

(1) Mr. Lenz currently pledges, and intends to pledge in the future shares of the Common Stock owned by him as collateral for loans. If Mr. Lenz does not pay such loans when due, the pledgee may have the right to sell the shares of the Common Stock pledged to it in satisfaction of Mr. Lenz's obligations. The sale of a significant amount of such pledged shares could result in a change of control of the Company. Pursuant to a retirement agreement between the Company and Mr. Lenz, Mr. Lenz has agreed to vote his shares of the Company's Common Stock in the manner recommended by the Company's Board of Directors. (See "Certain Relationships and Related Transactions" below.)

(2)  Includes (a) 4,074,912  shares of Common Stock  directly owned by Mr. Lenz,
     (b) 10,750 shares of Common Stock issuable upon the exercise of options exercisable within 60 days and held by Mr. Lenz, (c) 268,123 shares of Common Stock indirectly owned by Mr. Lenz through four corporations that he indirectly owns and controls, (d) 38,800 shares of Series B Cumulative Redeemable Convertible Preferred Stock (the "Series B Preferred Stock") convertible into 87,300 shares of Common Stock and (e) Series B Common Stock Purchase Warrants (the "Series B Warrants") exercisable into 15,700 shares of Common Stock.

(3) Includes 10,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(4) Includes 34,366 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(5) Includes 10,000 shares owned by Mr. Raben's wife as to which Mr. Raben does not have dispositive or voting power and disclaims beneficial ownership. Also includes 10,000 shares of Common Stock issuable upon the exercise of options held by Mr. Raben and which are exercisable within 60 days.

(6) Includes 5,650 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(7) Includes 3,300 shares of Common Stock owned by Mr. Sachs' wife. Mr. Sachs disclaims the beneficial ownership of such shares. Also includes 10,000 shares of Common Stock issuable upon the exercise of options held by Mr. Sachs which are exercisable within 60 days.

(8) Includes 20,000 shares of Common Stock issuable upon the exercise of options held by Mr. Wolf which are exercisable within 60 days. Also includes 800 shares of Common Stock held in a testamentary trust for which Mr. Wolf has shared voting power and shared investment power and 200 shares of Common Stock held by Mr. Wolf's wife for which he claims beneficial ownership. (footnotes continued on following page) (footnotes continued from preceding page)

(9) Includes 5,300 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(10) Includes 1,250 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(11) Includes 6,850 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(12) Includes 115,416 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

                            MANAGEMENT OF THE COMPANY

         The following table sets forth, as of February 15, 1996, the respective names and ages of the Company's executive officers, indicating all positions and offices held by each such person. Each officer is elected by the Board to hold office for one year or until his successor is duly elected and qualified.

    Name                Age          Positions and Offices with Company

 Ronald M. DeFeo        43    President, Chief Executive Officer, Chief
                                   Operating Officer and Director
 David J. Langevin      44    Executive Vice President
 Marvin B. Rosenberg    55    Senior Vice President, General Counsel,
                                   Secretary and Director
 Ralph T. Brandifino    50    Senior Vice President and Chief Financial Officer
 Brian J. Henry         37    Vice President, Treasurer and Director of Investor
                                   Relations
 Joseph F. Apuzzo       40    Vice President, Corporate Controller
 Steven E. Hooper       43    Vice President, Human Resources

          For information regarding Messrs. DeFeo and Rosenberg, refer to the table listing nominees in the prior section "Proposal 1: Election of Directors."

         David J. Langevin became Executive Vice President of the Company effective January 1, 1994 and served as Acting Chief Financial Officer of the Company from March 1993 through December 1993. He had been employed as a Vice President of KCS since 1988 until joining the Company in 1993.

         Ralph T. Brandifino was appointed to the position of Senior Vice President and Chief Financial Officer of the Company on December 6, 1993. Mr. Brandifino was previously the Chief Financial Officer at the Long Island Lighting Company from 1987 through 1993.

          Brian J. Henry was appointed Vice President and Treasurer of the Company on July 11, 1995. Mr. Henry also serves as the Company's Director of Investor Relations. Mr. Henry formerly held the position of the Company's Vice President - Corporate Development and Acquisitions and has been employed by the Company since 1993. He was employed by KCS from 1990 until 1993.

          Joseph F. Apuzzo was appointed Vice President, Corporate Controller of the Company on October 9, 1995. Mr. Apuzzo was Vice President of Corporate Finance at D'Arcy Masius Benton & Bowles, Inc. from September 1994 until October 1995 when he joined the Company. Mr. Apuzzo was employed by Price Waterhouse LLP in various capacities from 1983 until September 1994.

          Steven E. Hooper was appointed Vice President, Human Resources of the Company on September 15, 1995, after serving as Director of Human Resources of the Company since January 1994. He was previously a Human Resources Director at Allied Signal Aerospace from October 1992 to December 1993. Prior to October 1992, Mr. Hooper was with Tenneco Inc. for eight years in various senior level human resources positions.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The Summary Compensation Table below shows the compensation for the past three fiscal years of the Company's Chief Executive Officer and its four highest paid executive officers with 1995 earned qualifying compensation in excess of $100,000 (the "Named Executive Officers").

                           Summary Compensation Table
 --------------------------------------------------------------------------------------------------------------------
                                              Annual Compensation               Long-Term Compensation
                                       -----------------------------------
                                                                              ---------------------------
                                                                                        Awards
                                                                              ---------------------------

                                                                 Other         Restricted    Securities    All Other
                                                                Annual           Stock       Underlying     Compen-
          Name and                       Salary      Bonus      Compen-          Awards       Options/      sation
     Principal Position         Year       ($)        ($)      sation ($)                     SARS (#)          ($)
                                                                               ($)
Ronald M. DeFeo                1995     $350,000    $250,000   $  - 0 -         $237,500 (1)     40,000     $ 3,080 (6)
  President, Chief Executive   1994      350,000     225,000      - 0 -           84,700 (2)     30,800       3,080 (6)
  Officer and Chief Operating  1993      237,500     100,000    222,693 (7)        - 0 -         10,000       3,148 (6)
  Officer (3)


Randolph W. Lenz               1995      384,750       - 0 -      - 0 -            - 0 -          - 0 -       - 0 -
  Chairman of the Board (4)(5) 1994      486,000     243,000      - 0 -          118,250 (2)     43,000       - 0 -
   `                           1993      483,508       - 0 -      - 0 -            - 0 -          - 0 -       - 0 -

David J. Langevin              1995      303,600     150,000      - 0 -            - 0 -         10,000       3,080 (6)
  Executive Vice President     1994      303,600     150,000      - 0 -           75,350 (2)     27,400       - 0 -
  (4)(8)                       1993        - 0 -       - 0 -      - 0 -            - 0 -          - 0 -       - 0 -

Marvin B. Rosenberg            1995      250,000      75,000      - 0 -            - 0 -          5,000       - 0 -
  Senior Vice President,       1994      250,000      75,000      - 0 -           62,150 (2)     22,600       - 0 -
  Secretary and General        1993        - 0 -       - 0 -      - 0 -            - 0 -          - 0 -       - 0 -
  Counsel (4)(9)

Ralph T. Brandifino            1995      235,000     100,000     - 0 -             - 0 -          - 0 -       3,080 (6)
  Senior Vice President        1994      235,000     100,000     - 0 -            58,300 (2)     21,200       - 0 -
  and Chief Financial          1993       16,913       - 0 -     - 0 -             - 0 -          - 0 -       - 0 -
Officer (10)

Brian J. Henry                 1995      165,000      33,000     - 0 -             - 0 -         10,000       3,080 (6)
  Vice President and           1994      150,000      33,000     - 0 -            13,750 (2)      5,000       3,080 (6)
  Treasurer (11)               1993       70,000      50,000     - 0 -             - 0 -          - 0 -       1,500 (6)
- -----------------------------

(1) As part of Mr. DeFeo's 1995 long term incentive compensation, on February 15, 1996, Mr. DeFeo was granted 5,000 shares of Restricted Stock (as defined in the "Compensation Committee Report" below) under the Company's 1994 Long Term Incentive Plan (the "1994 Plan") and conditionally granted 45,000 shares of Restricted Stock under the 1996 Plan, subject to stockholder approval. (See "Proposal 3: Approval of the 1996 Plan and Initial Awards Granted Thereunder" below.) The value of the Restricted Stock granted to Mr. DeFeo set forth in the table above for 1995 is based on the closing stock price on the NYSE of Common Stock of $5.00 per share as of February 15, 1996, the date of grant. The shares of Restricted Stock awarded to Mr. DeFeo for 1995 become vested to the extent of one-fourth of the shares covered thereby on each of the first four anniversaries of
     February 15, 1996; however, upon the earliest to occur of a change in control of the Company and the death or disability of Mr. DeFeo, any unvested portion of such Restricted Stock shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

(2) As part of their 1994 long term incentive compensation, on June 23, 1994 the Named Executive Officers were granted shares of Restricted Stock under the Company's 1994 Plan. The value of the Restricted Stock set forth in the table above is based on the closing stock price of $5.50 per share on June 23, 1994, the date of grant. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders. The number and market value, based on the closing stock price of $4.75 of the Restricted Stock awards set forth in the table above as of December 31, 1995 for Messrs. DeFeo, Lenz, Langevin, Rosenberg, Brandifino and Henry are: Mr. DeFeo,15,400 shares,$73,150; Mr. Lenz, 21,500 shares, $102,125; Mr.
     Langevin,  13,700 shares,  $65,075; Mr. Rosenberg,  11,300 shares, $53,675;
     Mr. Brandifino, 10,600 shares, $50,350; and Mr. Henry, 2,500 shares, $11,875. The shares of Restricted Stock covered by the Restricted Stock awards of each of the Named Executive Officers become vested to the extent of one-fourth of the shares of covered thereby on each of the first four anniversaries of June 23, 1994; however, upon the earliest to occur of a change of control of the Company and the death or disability of such Named Executive Officer, any unvested portion of such Restricted Stock will vest immediately.

(3)  Mr. DeFeo became Chief Executive Officer on March 24, 1995.

(4) In conjunction with the termination of the Company's management agreement with KCS, Mr. Lenz, together with Messrs. Langevin and Rosenberg (who became employees of the Company on January 1, 1994), received cash and certain securities of the Company in 1994. Such payments are not included as part of Messrs. Lenz's, Langevin's and Rosenberg's 1994 annual compensation.

(5) Mr. Lenz was Chief Executive Officer of the Company from 1993 through March 24, 1995 when Mr. DeFeo was appointed CEO. Mr. Lenz retired as Chairman of the Board and a Director of the Company as of August 28, 1995 (see
     "Retirement of Randolph W. Lenz" below). Mr. Lenz was paid his salary through the date of his retirement.

(6)  Company's matching contribution to defined contribution plan account.

(7)  Includes relocation payments of $214,604.

(8) Mr. Langevin was acting Chief Financial Officer of the Company from March 9, 1993 through December 5, 1993, but did not receive compensation from the Company until he became Executive Vice President of the Company effective January 1, 1994. Prior to 1994, Mr. Langevin was employed as an executive officer of KCS and received compensation from KCS.

(9) Although Mr. Rosenberg has acted as Secretary and General Counsel of the Company since 1987, he did not receive compensation from the Company until he was appointed Senior Vice President of the Company effective January 1, 1994. Prior to 1994, Mr. Rosenberg was employed as an executive officer of KCS and received compensation from KCS.

(10) Mr. Brandifino joined the Company on December 6, 1993.

(11) Mr. Henry joined the Company on July 1, 1993. Prior to July 1, 1993, Mr. Henry was employed by KCS and received compensation from KCS.


Stock Option Grants in 1995

         The following table sets forth information on grants of stock options under the Company's 1988 Incentive Stock Option plan covering key management employees (the "1988 Plan") as well as under the Company's 1994 Plan during the Company's 1995 fiscal year to the Named Executive Officers. The number of stock options and SARs granted to the Named Executive Officers during the Company's 1995 fiscal year is also listed in the Summary Compensation Table in the column entitled "Securities Underlying Options/SARs." The exercise price of the options equaled or exceeded the fair market price of the Common Stock at the time of the grant. Options granted under the 1988 Plan vest ratably over three years from the date of grant. Options granted under the 1994 Plan vest ratably over four years from the date of grant.

                         Stock Option/SAR Grants in 1995

                                                            Individual Grants
                       ---------------------------------------------------------------------------------------------
                         Number of
                         Securities       % of Total                                    Potential Realizable Value
                         Underlying    Options Granted    Exercise or                   at Assumed Annual Rates of
                          Options      to Employees in     Base Price     Expiration     Stock Price Appreciation
        Name           Granted(#)(1)     Fiscal Year        ($/Sh)           Date             for Option Term
                                                                                           5%($)         10%($)
 Ronald M. DeFeo          40,000             12.2%           $4.250        12/13/05     $106,912     $ 270,930
 Randolph W. Lenz (2)      - 0 -                0%            - 0 -            -          - 0 -          - 0 -
 David J. Langevin        10,000              3.0%            4.250        12/13/05      26,995         68,411
 Marvin B. Rosenberg       5,000              1.5%            4.250        12/13/05      13,364         33,867
 Ralph T. Brandifino       - 0 -                0%            - 0 -            -          - 0 -          - 0 -
 Brian J. Henry           10,000              3.0%            4.875         7/10/05      30,659         77,695
- ------------------

(1) Of the options listed above, 19,709, 4,927 and 2,464 for Messrs. DeFeo, Langevin and Rosenberg, respectively, were granted under the 1994 Plan and become vested to the extent of one-fourth of the shares of Common Stock covered thereby on each of the first four anniversaries of December 13, 1995, the date of grant; and 20,291, 5,173 and 2,536 for Messrs. DeFeo, Langevin and Rosenberg, respectively, were granted under the 1988 Plan and become vested to the extent of one-third of the shares of Common Stock covered thereby on each of the first three anniversaries of December 13, 1995, the date of grant. Mr. Henry's option to purchase 10,000 shares of Common Stock was granted to him under the 1994 Plan in connection with his promotion to Vice President and Treasurer on July 10, 1995, and becomes vested to the extent of one-fourth of the shares of Common Stock covered thereby on each of the first four anniversaries of July 10, 1995, the date of grant.

(2) Mr. Lenz retired as Chairman on August 28, 1995. (See "Retirement of Randolph W. Lenz" below.)


Aggregated Option Exercises in 1995 and Year-End Option Values

         The table below summarizes options exercised during 1995 and year-end option values of the Named Executive Officers listed in the Summary Compensation Table.

                    Aggregated Option Exercises in 1995 and Year-End Option Values

                                                        Number of Securities          Value of Unexercised
                                                        Underlying Unexercised        In-the-Money Options
                                                        Options at Year-End (#)        at Year-End ($)(1)
                      Shares Acquired   Value Realized
       Name           on Exercise (#)        ($)        Exercisable/Unexercisable   Exercisable/Unexercisable
                      (#)

Ronald M. DeFeo            - 0 -          $- 0 -            34,366/66,434             $ 0/190,000
Randolph W. Lenz (2)       - 0 -           - 0 -            10,750/32,250                  0/0
David J. Langevin          - 0 -           - 0 -             6,850/30,550               0/47,500
Marvin B. Rosenberg        - 0 -           - 0 -             5,650/21,950               0/23,750
Ralph T. Brandifino        - 0 -           - 0 -             5,300/15,900                  0/0
Brian J. Henry             - 0 -           - 0 -             1,250/13,750                  0/0
- -----------------------

(1) Based on the closing price of the Company's Common Stock on the New York Stock Exchange ("NYSE") on December 31, 1995 of $4.75.

(2) Mr. Lenz retired as Chairman on August 28, 1995. (See "Retirement of Randolph W. Lenz" below.)

Pension Plans

         The Company maintains four defined benefit pension plans covering certain domestic employees, including, as described below, certain officers of the Company. Retirement benefits for the plans covering the salaried employees are based primarily on years of service and employees' qualifying compensation during the final years of employment.

          Messrs. DeFeo and Lenz participate in the Terex Corporation Salaried Employees' Retirement Plan (the "Retirement Plan"). Messrs. Brandifino, Henry, Langevin and Rosenberg do not participate because participation in the Retirement Plan was frozen as of May 7, 1993, prior to their employment with the Company.

         Participants of the Retirement Plan with five or more years of eligible service are fully vested and entitled to annual pension benefits beginning at age 65. Retirement benefits under the Retirement Plan are equal to the product of (i) the participant's years of service (as defined in the Retirement Plan) and (ii) 1.02% of final average earnings (as defined in the Retirement Plan) plus 0.71% of such compensation in excess of amounts shown on the applicable Social Security Integration Table for participants born prior to 1938. For participants born during 1938-1954, the formula is modified by replacing the 1.02% and 0.71% figures with 1.08% and 0.65%, respectively. For participants born after 1954, the formula is modified by replacing the 1.02% and 0.71% figures with 1.13% and 0.60%, respectively. Service in excess of 25 years is not recognized. There is no offset for primary Social Security.

         Participation in the Retirement Plan was frozen as of May 7, 1993, and no participants, including Mr. DeFeo and Mr. Lenz, will be credited with service following such date. However, participants not currently fully vested, including Mr. DeFeo, will be credited with service for purposes of determining vesting only. Mr. Lenz is already fully vested. The annual retirement benefits payable at normal retirement age under the Retirement Plan will be $4,503 for Mr. DeFeo (assuming full vesting).

Compensation of Directors

         The directors who are employees of the Company receive no additional compensation by virtue of their being directors of the Company. Non-employee directors receive an annual fee of $24,000. All directors of the Company are reimbursed for travel, lodging and related expenses incurred in attending Board and committee meetings.

         In addition, subject to stockholder approval of the 1996 Plan, outside directors shall, in lieu of further compensation payable under the 1994 Plan:

          (i) be awarded on the date of appointment as an outside director, an option to purchase 25,000 shares of Common Stock;

         (ii) provided such outside directors are serving as of the date of stockholder approval of the 1996 Plan, be awarded an option to purchase the number of shares of Common Stock necessary to bring the total number of shares of Common Stock for which the director has or had an option, granted by the Company during his tenure as a director, to 25,000 shares, at a price of $4.25 per share;

          (iii) in consideration of services to the Board during 1995 and each year thereafter, as applicable, be awarded annually an option to purchase 7,500 shares of Common Stock five business days after the date on which the Company files its Annual Report on Form 10-K with the Securities and Exchange Commission ("SEC"), at the closing price of a share of Common Stock on the NYSE on such date, except that the exercise price of options granted in consideration of services rendered during 1995 shall be $4.25 per share;

         (iv) in consideration of services to the Board during 1995 and each year thereafter, as applicable, (a) if such outside directors are serving as a chairperson of a committee to the Board of Directors five business days after the date on which the Company files its Annual Report on Form 10-K with the SEC, be awarded an option to purchase 5,000 shares of Common Stock at $4.25 per share for the options granted in consideration of services rendered during 1995 and at the closing price of a share of Common Stock on the NYSE on the date of all other annual awards, or (b) if such outside directors are serving as a member of a committee (and not as a chairperson of such committee) of the Board of Directors five business days after the date on which the Company files its Annual Report on Form 10-K with the SEC, be awarded an option to purchase 2,500 shares of Common Stock at $4.25 per share for the options granted in consideration of services rendered during 1995 and at the closing price of Common Stock on the NYSE on the date of all other annual awards; provided, however, that an individual outside director shall not be awarded an option to purchase more than 7,500 shares of Common Stock per year for service as a committee chairperson and/or member, regardless of the number of positions held.

         The outside director options described above shall have a term of five years and the exercise price of the options shall be equal to the fair market value of the Common Stock on the date preceding the day the grant is authorized, unless otherwise provided. The options shall vest immediately upon approval of the 1996 Plan. On December 13, 1995, pursuant to such provisions of the 1996 Plan, (i) each of G. Chris Andersen and Bruce I. Raben was conditionally granted an option to purchase 32,500 shares of Common Stock; (ii) William H. Fike was conditionally granted an option to purchase 25,000 shares of Common Stock; (iii) David A. Sachs was conditionally granted an option to purchase 27,500 shares of Common Stock; and (iv) Adam E. Wolf was conditionally granted an option to purchase 17,500 shares of Common Stock, in each case at an option price of $4.25 per share. In addition, on December 13, 1995, pursuant to the provisions of the 1996 Plan; (i) G. Chris Andersen was conditionally granted an option to purchase 15,000 shares of Common Stock; (ii) William H. Fike was conditionally granted an option to purchase 12,500 shares of Common Stock; (iii) each of Bruce I. Raben and David A. Sachs was conditionally granted an option to purchase 15,000 shares of Common Stock; and (iv) Adam E. Wolf was conditionally granted an option to purchase 10,000 shares of Common Stock, in each case at a per share option price equal to the closing price of Common Stock on the NYSE on April 8, 1996. At the time of the Board of Directors' approval of the 1996 Plan and the initial awards to outside directors, the Board of Directors noted the increased workload of the outside directors during 1995 as a result of negotiations relating to Mr. Lenz's retirement as well as the lack of a permanent Chairman since the date of Mr. Lenz's retirement. See "Retirement of Randolph W. Lenz" below. In the event that the 1996 Plan is approved, the outside directors shall not receive any further consideration under the 1994 Plan. In the event that the stockholders do not ratify the Board of Directors' approval of the 1996 Plan, the outside directors shall receive compensation under the 1994 Plan as follows: (i) outside directors shall be awarded an option to purchase 10,000 shares of Common Stock after having completed two years of service as a member of the Board of Directors, and
(ii) outside directors shall be awarded an option to purchase an additional 10,000 shares of Common Stock after having completed five years of service as a member of the Board of Directors.

Retirement of Randolph W. Lenz

          On August 28, 1995, Randolph W. Lenz retired as Chairman of the Board and a Director of the Company. Mr. Lenz remains the Company's principal stockholder. In connection with his retirement, the Company entered into an agreement with Mr. Lenz which provides certain benefits to Mr. Lenz and the Company. (See "Certain Relationships and Related Transactions" below.)

Employment   Contracts,   Termination   of  Employment   and   Change-in-Control
     Arrangements

         The Company has agreed with Ronald M. DeFeo that in the event of a change in ownership of the Company which prevents him from continuing in his position as President and Chief Executive Officer, the Company will provide for a continuance of his income for a period of 24 months.

Compensation Committee Interlocks and Insider Participation

          The Compensation Committee of the Board recommending compensation for executive officers, including the Named Executive Officers, during the Company's 1995 fiscal year consisted of G. Chris Andersen, William H. Fike and David A. Sachs. There are no compensation Committee interlocks or insider participation with respect to such individuals.

Compensation Committee Report

Executive Compensation Philosophy

         The objectives of the Company's executive  compensation  program are to
(i) attract and retain the executives with the skills critical to the long-term success of the Company, (ii) to motivate and reward individual and team performance in attaining business objectives and maximizing shareholder value, and (iii) to grant equity-based awards over cash compensation so as to align the interests of the executive officers with those of the stockholders. To meet this objective, the total compensation program is designed to be competitive with the total compensation program provided by other corporations of comparable revenue size in industries with which the Company competes for customers and executives and to be fair and equitable to both the employee and the Company. Consideration is given to the employee's overall responsibilities, professional qualifications, business experience, job performance, technical expertise, career potential and their resultant combined value to the Company's long-term performance and growth.

Executive Compensation Program

         Each year, the Compensation Committee, which is comprised entirely of outside directors, recommends to the Board of Directors compensation arrangements for the Company's executive officers, including the Named Executive Officers. Such compensation arrangements, all of which are subject to approval by the full Board of Directors, include annual salary levels, annual and long-term incentive plans and grants thereunder (including stock options and grants of Common Stock subject to restrictions of transfer, conditions of forfeitability or any other limitations or restrictions ["Restricted Stock"]), standards of performance for new grants, plan participation and program design. The Board of Directors approved the recommendations of the Compensation Committee for 1995. Messrs. DeFeo and Rosenberg did not, however, participate in the deliberations of the Compensation Committee or Board of Directors regarding their own compensation.

         The Company's executive compensation program is comprised of three principal components: salary, annual incentive compensation and long-term incentive compensation, each of which is described below. The Company's policies with respect to each of the components described below are considered separately. In addition, the Compensation Committee also considers and will review, from time to time, the full compensation package afforded by the Company and to executive employees.

Base Salaries

         An executive officer's base salary is determined by evaluating the responsibilities of the position held, the individual's past experience, current performance and the competitive marketplace for executive talent. Salary ranges for the Company's executive officers did not increase (absent a change in responsibility) in 1995, in contrast to salary ranges of executives at comparable sized companies as reported in data furnished to the Compensation Committee by the Company's outside sources.

Annual Bonuses

         In addition to a base salary, executive officers are eligible for an annual bonus, which may consist of cash and/or other performance awards under the 1988 Plan or the 1994 Plan. Bonuses are paid upon attainment of Company operating profit and cash flow goals established annually, as well as specific performance goals established for each executive officer at the beginning of the fiscal year. Executive officers may earn a bonus of up to 50% (or under circumstances for extraordinary performance, more than 50%) of their base salary if the Company and individualized goals are attained. The Compensation Committee believes that bonuses paid to the Named Executive Officers and reported in the "Bonus Column" of the Summary Compensation Table reflect the level of achievement of the Company goals and individual performance goals during 1995.

Long-Term Incentive Compensation

         The purpose of long-term awards, currently in the form of stock options and grants of Common Stock including Restricted Stock, is to align the interests of the executive officers with the interests of the stockholders. Additionally, long-term awards offer executive officers an incentive for the achievement of superior performance over time and foster the retention of key management personnel. The Compensation Committee favors the granting of equity-based awards over cash compensation for such reasons and believes that the granting of stock options and Common Stock better motivates executive officers to exert their best efforts on behalf of the Company and the stockholders. In determining stock option grants, the Compensation Committee bases its decision on the individual's performance and a potential to improve stockholder value. Based on information furnished to the Compensation Committee by the Company's outside sources, ranges established by the Compensation Committee for Stock Option Grants enable the Committee to make grants and awards that can produce long-term incentive compensation opportunities closer to the 50th percentile of comparably sized companies surveyed.

CEO Compensation

         The compensation of the Chief Executive Officer ("CEO") is determined pursuant to the principles noted above. Specific consideration is given to the CEO's responsibilities and experience in the industry and the compensation package awarded to chief executive officers of the comparable companies. As indicated in the Summary Compensation Table, the 1995 base salary of Mr. DeFeo was $350,000 and the 1995 annual bonus was $250,000, an increase of $25,000 from 1994. In addition, Mr. DeFeo also received an award of options to purchase an aggregate of 40,000 shares of Common Stock under the 1988 Plan and 1994 Plan, 5,000 shares of Restricted Stock under the 1994 Plan, and a conditional award of 45,000 shares of Restricted Stock under the 1996 Plan. In determining the overall level of Mr. DeFeo's compensation and each component thereof, the Compensation Committee took into consideration information provided by multiple independent, professional sources. The increase in bonus paid and award of options to purchase common Stock and the Restricted Stock to Mr. DeFeo placed Mr. DeFeo's total compensation package at a level which is competitive with that of chief executive officers of comparably sized companies. The Committee believes the increase to Mr. DeFeo's total compensation package is appropriate even though the Company did not maintain shareholder value at or above that of the proxy peer group in 1995 as Mr. DeFeo exceeded his objectives relative to improvements in the Company's operating earnings and successfully completed the $250 million refinancing of the Company's senior secured and senior subordinated notes, the $100 million refinancing of the Company's credit facility and acquisition of substantially all of the outstanding stock of P.P.M. S.A. and PPM Cranes, Inc. (collectively, "PPM"). (See "Executive Compensation - Performance Graph" below.)

         Mr. Lenz served as the Company's Chairman from January 1, 1995 until his retirement on August 28, 1995 and served as CEO from January 1, 1995 until Mr. DeFeo assumed the position on March 24, 1995. In light of the change in Mr. Lenz's status in 1995, the Board maintained Mr. Lenz's 1994 salary level during his employment with the Company in 1995. Mr. Lenz did not receive any compensation as an employee of the Company other than his salary through his retirement date. In connection with his retirement, the Company entered into an agreement with Mr. Lenz which provides certain benefits to Mr. Lenz and the Company. (See "Retirement of Randolph W. Lenz" above.)

Federal Tax Implications for Executive Compensation

         Section 162(m) of the Internal Revenue Code provides that no U.S. income tax deduction is allowable to a publicly held corporation for compensation in excess of $1 million paid to the chief executive officer or any other employee whose compensation is required to be reported in the Summary Compensation Table, if those individuals are employed by the corporation at year end. No Company executive officer, including the Named Executive Officers, received compensation in 1995 in excess of $1 million. Therefore, during 1995, it was not necessary for the Compensation Committee to take any action to comply with the limit. At this time, it is not anticipated that any executive officer of the Company will receive in 1996 any such compensation in excess of this limit. The Compensation Committee will continue to monitor this situation and will take appropriate action if it is warranted in the future.

                                 COMPENSATION COMMITTEE

                                 G. CHRIS ANDERSEN
                                 WILLIAM H. FIKE
                                 DAVID A. SACHS

Performance Graph

         The following is a stock performance graph which shows the change in market value of $100 invested in the Company's Common Stock, Standard & Poor's 500 Stock Index and a "Peer Group" index for the period commencing December 31, 1990 through December 31, 1995. The cumulative total stockholder return assumes dividends are reinvested. The "Peer Group" consists of the following companies, which are in similar lines of business as the Company (manufacturing of heavy equipment): Caterpillar, Inc., Deere & Company, Harnischfeger Industries, Inc., Ingersoll Rand Company, JLG Industries, Inc., The Manitowoc Company and NACCO Industries, Inc. The Company's Peer Group in 1995 also included Clark Equipment Company which was acquired by and merged into the Ingersoll Rand Company. The companies in the indices are weighted by market capitalization. The stockholder return shown on the graph below is not indicative of future performance.

                    Terex Corporation, S&P 500, Peer Group.
                (Performance results through December 31, 1995)

     The vertical axis of the line graph is scaled from $0.00 at the origin extending upwards to $300.00, marked in increments of $50.00. The horizontal axis begins with the year 1990 at the origin extending to the right through the year 1995, marked in one year increments. The value of an assumed initial investment of $100.00 in the Company's stock, in the S&P 500, and in the Peer Group is plotted for each year on the horizontal axis using the data listed below.


          Name            1990    1991    1992     1993      1994    1995

Terex Corporation        100.0   141.20  109.97    74.67    76.03    51.59
Standards & Poor's 500   100.0   130.55  140.72   154.91   157.39   216.42
Peer Group               100.0   112.16  122.99   192.24   203.48   256.95

Source:  Value Line, Inc.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On August 28, 1995, Randolph W. Lenz retired as Chairman of the Board and a Director of the Company. Mr. Lenz remains the Company's principal stockholder. As of February 15, 1996 he beneficially owned, directly or indirectly, approximately 42% of the outstanding Common Stock of the Company. In connection with his retirement, the Company (acting upon the recommendations of a committee comprised of its independent directors and represented by independent counsel) and Mr. Lenz have entered into a retirement agreement providing certain benefits to Mr. Lenz and the Company. The agreement provides, among other things, for a five-year consulting engagement requiring Mr. Lenz to make himself available to the Company to provide consulting services for certain portions of his time. Mr. Lenz, or his designee, receives a fee for consulting services which will include payments in an amount, and a rate, equal to his 1995 base salary of $486,000 until December 31, 1996. The agreement also provided for the (i) granting of a five-year $1.8 million loan bearing interest at 6.56% per annum which is subject to being forgiven in increments over the five-year term of the agreement upon certain conditions, and (ii) equity grants having a maximum potential of 200,000 shares of the Company's Common Stock conditioned upon the Company achieving certain financial performance objectives in the future. In contemplation of the execution of this retirement agreement, the Company advanced to Mr. Lenz the principal amount of the forgivable loan. Mr. Lenz also agreed not to compete with the Company, to vote his shares of the Company's Common Stock in the manner recommended by the Company's Board of Directors, not to acquire any additional shares of the Company's Common Stock, and, except under certain circumstances, not to sell his shares of the Company's Common Stock. In addition to indebtedness pursuant to the retirement agreement, an affiliate of Mr. Lenz is indebted to the Company in the approximate amount of $33,450 representing shipping charges incurred by such affiliate to the Company during 1994. The affiliate of Mr. Lenz has not paid such charges to date.

         The Company, certain directors and executive officers of the Company, and KCS, a Connecticut limited partnership principally owned by Randolph W. Lenz, with whom the Company prior to January 1, 1994 had a management contract to provide administrative, financial, marketing, technical, real estate and legal services to the Company, are named parties in various legal proceedings and government investigations. During 1995, the Company incurred $329,946.92 of legal fees and expenses on behalf of Randolph W. Lenz, David J. Langevin and Marvin B. Rosenberg, each as a director and executive officer of the Company and KCS for all or part of 1995.

         In 1995, the Company retained Jefferies & Company, Inc., of which Mr. Raben was then Executive Vice President, in connection with the offering of the Company's $250 million senior secured notes and acquisition of PPM which was completed in May 1995. Jefferies & Company, Inc. was paid $9,238,000 as an underwriting discount and for services rendered.

         The Company intends that all transactions with affiliates are on terms no less favorable to the Company than could be obtained in comparable transactions with an unrelated person. The Board will be advised in advance of any such proposed transaction or agreement and will utilize such procedures in evaluating their terms and provisions as are appropriate in light of the Board's fiduciary duties under Delaware law. In addition, the Company has an Audit Committee consisting solely of independent directors. One of the responsibilities of the Audit Committee is to review related party transactions.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and each person who is the beneficial owner of more than 10% of the Company's outstanding equity securities, to file with the SEC and the NYSE initial reports of ownership and changes in ownership of equity securities of the Company. Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this Proxy Statement any failure to file such reports by the prescribed dates during 1995. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all reports filed with the SEC pursuant to
Section 16(a) of the Exchange Act.

         To the Company's knowledge, based solely on review of the copies of reports furnished to the Company and written representations that no other reports were required, all filings required pursuant to Section 16(a) of the Exchange Act applicable to the Company's officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 1995, except that (i) Mr. DeFeo did not file a Form 4 in a timely manner in December 1993 relating to the grant on November 30, 1993 of an option to purchase 10,000 shares of Common Stock; (ii) Mr. Henry did not file a Form 4 in a timely manner in August 1995 relating to the grant of an option to purchase 10,000 shares of Common Stock; and (iii) Mr. Lenz did not file a Form 4 in a timely manner in October 1995 relating to the sale of 57,143 shares of Common Stock, the sale of 7,857 shares of Common Stock, and the sale of 100,000 share of Common Stock, and also failed to file a Form 4 in a timely manner in December 1995 relating to two sales of 100,000 shares of Common Stock each.


                       PROPOSAL 2: INDEPENDENT ACCOUNTANTS

         The firm of Price Waterhouse LLP audited the consolidated financial statements of the Company for 1995. The Board of Directors desires to continue the service of this firm for 1996. Accordingly, the Board of Directors recommends to the stockholders ratification of the retention of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1996. If the stockholders do not approve Price Waterhouse LLP as the Company's independent accountants, the Board of Directors will reconsider its selection.

         Representatives of Price Waterhouse LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

         The Board of Directors recommends that the stockholders vote FOR the ratification of Price Waterhouse LLP as independent accountants for 1996.


                    PROPOSAL 3: APPROVAL OF THE 1996 PLAN AND
                      THE INITIAL AWARDS GRANTED THEREUNDER

General

         The Board of Directors adopted the 1996 Terex Corporation Long-Term Incentive Plan (the "1996 Plan") on December 13, 1995, subject to stockholder approval as described below. The purpose of the 1996 Plan is to (a) advance the interests of the Company and its stockholders by providing incentives and rewards to those employees who are in a position to contribute to the long-term growth and profitability of the Company and to outside directors, (b) assist the Company and its subsidiaries and affiliates in attracting, retaining and motivating highly qualified employees and outside directors for the successful conduct of their business and (c) make the Company's compensation program competitive with those of primary competitors.

         The 1996 Plan authorizes the granting of (i) options ("Stock Option Awards") to purchase shares of Common Stock, including Restricted Stock, (ii) shares of Common Stock, including Restricted Stock ("Stock Awards"), and (iii) cash bonus awards based upon a participant's job performance ("Performance Awards"). Subject to adjustment as described below under "Adjustments," the aggregate number of shares of Common Stock (including Restricted Stock, if any) optioned or granted under the 1996 Plan shall not exceed 300,000 shares. The 1996 Plan provides that a committee (the "Committee") of the Board of Directors consisting of two or more members thereof who are non-employee directors, shall administer the 1996 Plan and has provided the Committee with the flexibility to respond to changes in the competitive and legal environments, thereby protecting and enhancing the Company's current and future ability to attract and retain directors and officers and other key employees and consultants. On December 13, 1995, the Committee conditionally granted, subject to stockholder approval, to Ronald M. DeFeo, 45,000 shares of Restricted Stock (the "Initial Executive Restricted Stock Award").

          The 1996 Plan also provides for automatic grants of Stock Option Awards to non-employee directors in accordance with Rule 16b-3(c)(2)(ii) under the Exchange Act. Under the 1996 Plan: (a) any individual who is appointed a non-employee director after stockholder approval of the 1996 Plan shall be awarded an option to purchase 25,000 shares of Common Stock; (b) any individual who is serving as a non-employee director on January 1, 1995 shall be awarded an option to purchase the number of shares of Common Stock necessary to bring such non-employee director's aggregate Stock Option Awards from the Company since the date of appointment to 25,000 shares; (c) any individual who is serving as a non-employee director during the Company's 1995 fiscal year or any year thereafter, as applicable, five business days following the date on which the Company's Annual Report on Form 10-K is filed with the SEC in the applicable year, shall be awarded an option to purchase 7,500 shares of Common Stock at the closing price of the Common Stock on the NYSE on the date of award except that options granted in consideration of services rendered during 1995 shall be at $4.25 per share; (d) any individual who is serving as a non-employee director during the Company's 1995 fiscal year or any year thereafter, as applicable five business days following the date on which the Company's Annual Report on Form 10-K is filed with the SEC in the applicable year: (i) who also serves as a chairperson of a committee of the Board of Directors, shall be awarded an option to purchase 5,000 shares of Common Stock at the closing price of the Common Stock on the NYSE on the date of award, except that options granted in consideration of services rendered during 1995 shall be at $4.25 per share; or
(ii) who also serves as a member of a committee of the Board of Directors (and not as chairperson of such committee) shall be awarded an option to purchase 2,500 shares of Common Stock at the closing price of the Common Stock on the NYSE on the date of award, except that options granted in consideration of services rendered during 1995 shall be at $4.25 per share; provided, however, that the total number of shares awarded pursuant to clause (d) shall not exceed an option to purchase in excess of 7,500 shares of Common Stock during a single fiscal year.

         Accordingly, pursuant to such provisions, on December 13, 1995, the Committee conditionally granted, subject to stockholder approval to: (i) each of
G. Chris Andersen and Bruce I. Raben, a Stock Option Award to purchase 32,500 shares of Common Stock; (ii) William H. Fike, a Stock Option Award to purchase 25,000 shares of Common Stock; (iii) David A. Sachs, a Stock Option Award to purchase 27,500 shares of Common Stock; and (iv) Adam E. Wolf, a Stock Option Award to purchase 17,500 shares of Common Stock, all at an option price of $4.25 per share. In addition, pursuant to the aforementioned provisions, on December 13, 1995 the Committee conditionally granted, subject to stockholder approval, to: (i) G. Chris Andersen, a Stock Option Award to purchase 15,000 shares of Common Stock; (ii) William H. Fike, a Stock Option Award to purchase 12,500 shares of Common Stock; (iii) each of Bruce I. Raben and David A. Sachs, a Stock Option Award to purchase 15,000 shares of Common Stock; and (iv) Adam E. Wolf, a Stock Option Award to purchase 10,000 shares of Common Stock, in each case at a per share option price equal to the closing price of Common Stock on the NYSE on April 8, 1996. The Stock Option Awards described in the preceding two sentences are collectively referred to herein as the "Initial Director Awards." The Initial Director Awards shall vest immediately upon approval by the Company's stockholders of the 1996 Plan and shall expire on December 13, 2000. In approving the Initial Director Awards, the Board noted the increased workload of the non-employee directors during 1995 as a result of negotiations relating to Mr. Lenz's Retirement as well as the lack of a permanent Chairman since the date of Mr. Lenz's retirement. See "Retirement of Randolph W. Lenz" above. The Initial Executive Restricted Stock Award and the Initial Director Awards are sometimes hereinafter referred to collectively as the "Initial Awards." In the event that the stockholders do not ratify the Board of Directors' approval of the 1996 Plan, the non-employee directors shall receive compensation under the 1994 Plan.

         All actions taken to date by the Board of Directors and the Committee under and with respect to the 1996 Plan, including the Initial Awards, are conditioned upon approval by the Company's stockholders of the 1996 Plan. The full text of the 1996 Plan is attached hereto as Exhibit A. Set forth below is a general description of the 1996 Plan and the Initial Awards. The following description of the 1996 Plan is qualified in its entirety by reference to Exhibit A.

Description of the 1996 Plan and the Initial Awards

Shares Available

         Subject to adjustment as described below under "Adjustments," the aggregate number of shares of Common Stock (including Restricted Stock, if any) optioned or granted under the 1996 Plan shall not exceed 300,000 shares. The 1996 Plan further provides that no participant may be granted, in the aggregate, awards which would result in such participant receiving more than 20% of the maximum number of shares available under the 1996 Plan.

Eligibility

         Employees (including officers of the Company as well as officers of the Company who are also directors of the Company) serving in managerial, administrative or professional positions with the Company or any of its subsidiaries or affiliates participating in the 1996 Plan, may be selected by the Committee to receive benefits under the 1996 Plan. Members of the Board of Directors who are not employees of the Company or any of its subsidiaries or affiliates will receive automatic grants of Stock Option Awards as described below under "Director Options."

Stock Option Awards

         The Committee may grant Stock Option Awards that entitle an optionee to purchase shares of Common Stock at a price per share determined by the Committee but such price shall not be less than the closing price of a share of Common Stock on the NYSE on the trading day immediately preceding the date the award is authorized. Notwithstanding the foregoing, (a) the Committee may specify such other price as it deems appropriate and (b) if the participant to whom an Incentive Stock Option (as defined below) is granted owns, at the time of the grant, more than 10% of the combined voting power of the Company or a subsidiary of the Company, the option price of each share of Common Stock subject to such grant shall not be less than 110% of the closing price described in the immediately preceding sentence. The option price is payable within ten business days after the date of exercise (i) in cash, (ii) by the transfer to the Company of whole shares of Common Stock that are already owned by the optionee, (iii) by any combination of cash and such shares of Common Stock or (iv) on such other terms and conditions as the Committee may determine.

         A Stock Option Award shall be exercisable upon the earlier of: (a) such period of time as the Committee shall determine and specify in the grant, but in no event less than one year following the date of grant, (b) the participant's death or disability or (c) a change of control of the Company (as defined below). In addition, a Stock Option Award may only be exercised while the participant is an active employee of the Company except: (i) in the case of the participant's death or disability, (ii) during a six-month period commencing on the date of a participant's termination of employment by the Company other than for cause, (iii) during the three-year period commencing on the date of the participant's termination of employment, by the participant or the Company, after a change of control of the Company, unless such termination is for cause or (iv) if the Committee decides that it is in the best interest of the Company to permit individual exceptions.

         No Stock Option Award may be exercised more than ten years from the date of grant except that no Stock Option (as detailed below) granted to a participant who, at the time of the grant, owns more than 10% of the combined voting power of the Company, may be exercised more than five years from the date of grant.

         Under the terms of the 1996 Plan, a "change of control of the Company" will be deemed to have occurred (i) if the direct or indirect holdings of Randolph W. Lenz, the holder of approximately 42% of the outstanding shares of the Company's Common Stock as of February 15, 1996, in the voting power or fair market value of the Common Stock, fall below 20%, unless such holdings fall below 20% as a result of the voluntary transfer by Mr. Lenz of his shares of Common Stock, (ii) if any "person" or "group" within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act become the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of more of the then outstanding voting securities of the Company than are then held either directly or indirectly by Mr. Lenz, otherwise than through a transaction or transactions arranged by, or consummated with the prior approval of the Company's Board of Directors and
(iii) if during any period of twelve consecutive months (not including any period prior to the adoption of the 1996 Plan), Present Directors and/or New Directors cease for any reason to constitute a majority of the thereof. "Present Directors" means individuals who at the beginning of such period constituted the members of the Board of Directors, and "New Directors" means individuals whose election by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds of the Directors then still in office who were Present Directors or New Directors.

         Stock Option Awards granted under the 1996 Plan may be options that are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1988 (the "Code") ("Incentive Stock Options") or options that are not intended to so qualify ("Non-Qualified Stock Options").

Stock Awards

         A Stock Award involves the immediate transfer by the Company to a participant of ownership of a specific number of shares of Common Stock, including Restricted Stock, in consideration of the performance of services. Stock Awards may be granted alone or in addition to other awards granted under the 1996 Plan under such terms as the Compensation Committee may determine.

         Restricted Stock may not be sold or transferred by the participant until all restrictions that have been established by the Committee have lapsed; however, the participant receiving Restricted Stock is immediately entitled to voting, dividend and other ownership rights in the shares unless the Committee shall otherwise determine. Upon a participant's termination of employment during any period any restrictions are in effect, all non-vested Restricted Stock shall be forfeited without compensation to the participant unless the Committee decides it is in the best interest of the Company to permit individual exceptions.

         At or after the date of grant of any Stock Award, the Committee may provide for the payment of a cash bonus intended to offset the amount of any tax that the participant may incur in connection with the award (the "Tax-Offset Rights").

Initial Executive Restricted Stock Award

         The Initial Executive Restricted Stock Award was conditionally granted in consideration of services theretofore rendered by Mr. DeFeo, and the shares of Common Stock covered by such award will not be issued or transferred until the stockholders have approved the 1996 Plan. The shares of Restricted Stock covered by the Initial Executive Restricted Stock Award become vested to the extent of one-fourth of the shares covered thereby on each of the first four anniversaries of the date of grant. Certificates for the shares of Restricted Stock covered by the Initial Executive Restricted Stock Award are to be issued to Mr. DeFeo upon vesting.

Director Options

         The 1996 Plan provides for automatic grants of Stock Option Awards ("Director Options") to individuals who are non-employee directors on or after January 1, 1995 as follows:

          (i) Upon appointment as a non-employee director after the date on which the stockholders approved the 1996 Plan, a Director Option to purchase 25,000 shares of Common Stock; provided, however, that if the non-employee director is in office as of the date of stockholder approval of the 1996 Plan, such non-employee director shall be awarded a Director Option for the number of shares of Common Stock that is the difference between 25,000 and the total number of shares of Common Stock for which such non-employee director was awarded a Director Option during his or her tenure as a non-employee director;

          (ii) A Director Option to purchase an additional 7,500 shares of Common Stock five business days following the date on which the Company's Annual Report on Form 10-K is filed with the SEC at the closing price of a share of Common Stock on the NYSE on the date of award, except that the Director Options granted in consideration of services rendered during the Company's 1995 fiscal year shall be a price of $4.25 per share;

          (iii) A Director Option to purchase (a) an additional 5,000 shares of Common Stock if such non-employee director is serving as chairperson of a committee of the Board of Directors five business days following the date on which the Company's Annual Report on Form 10-K is filed with the SEC, or (b) an additional 2,500 shares of Common Stock if such non-employee director is serving as a member of a committee (and not as chairperson of such committee) five business days following the date on which the Company's Annual Report on Form 10-K is filed with the SEC; provided, however, that the sum of shares granted in accordance with the provisions described in this clause (iii) shall not exceed 7,500 shares in any fiscal year. The price of the Director Options described in this clause (iii) shall be the closing price of a share of Common Stock on the NYSE on the date of award, except that the Director Options granted in consideration of services rendered during the Company's 1995 fiscal year shall be at a price of $4.25 per share.

         Director Options are subject to the terms and conditions governing Stock Option Awards granted to other directors and employees, except that (a) Director Options have a duration of five (5) years, and (b) except as otherwise provided, the option price of each share of Common Stock subject to a Director Option shall be the closing price of a share of Common Stock on the NYSE on the trading day immediately preceding the date of the award.

Initial Director Awards

         The Initial Director Awards were conditionally granted in consideration of services theretofore rendered by the non-employee directors, subject to stockholder approval. The Initial Director Awards shall become 100% vested immediately upon approval by the Company's stockholders of the 1996 Plan. The Initial Director Awards expire on December 13, 2000.

Transferability
         A Stock Option Award is not transferable by a participant except by will or the laws of descent and distribution, and during the participant's lifetime, shall be exercisable only by the participant.

Adjustments

         The number of shares of Common Stock covered by Stock Option Awards and the option prices applicable thereto are subject to adjustment in the event of stock splits, stock dividends, recapitalizations, mergers, consolidations, combinations or exchanges of shares or other similar corporate changes (including the exercise of currently existing warrants and the conversion of currently existing preferred stock) or in the event of any special distribution to the stockholders. The Committee may also make adjustments in the aggregate number of shares that may be thereafter available for Stock Option Awards or other awards, both under the 1996 Plan as a whole and with respect to individuals.

Performance Awards

         The Committee may grant, either alone or in addition to other awards granted under the 1996 Plan, Performance Awards consisting of cash, or any other form of property as the Committee shall determine, based upon a participant's job performance. Performance Awards shall entitle the participant to receive cash, or such other property, if such participant achieves the measures of performance or other criteria established by the Committee in its absolute discretion.

Administration and Amendments

         The 1996 Plan is to be administered by a committee of not less than two non-employee directors who are "disinterested persons" within the meaning of Rule 16b-3 under the Exchange Act. If the Board has a Compensation Committee (which it currently has), the Committee will be comprised of members of the Compensation Committee who are non-employee directors. The Committee may make grants to participants under any or a combination of all of the various categories of awards that are authorized under the 1996 Plan.

         The Board of Directors may amend the 1996 Plan, including amendments as may be necessary or desirable as a result of changes in federal income tax or other applicable laws, but may not, without the approval of the Terex stockholders, (a) increase the total number of shares of Common Stock that may be optioned or granted under the 1996 Plan or (b) amend any provision of the 1996 Plan which, with respect to directors and officers (as defined in Rule 16a-1(f) under the Exchange Act) of the Company, materially modifies the eligibility requirements, materially increases benefits or materially increases the number of shares issuable. In addition, the provisions relating to Director Options may not be amended more than once in any six-month period, except to comport with changes in the Code, the Employee Retirement Income Security Act of 1974 or the rules thereunder.

         The 1996 Plan also provides that to the extent that any provision thereof or action by the Committee fails to comply with Rule 16b-3 under the Exchange Act, such provision or act shall be null and void. Furthermore, should the requirements of Rule 16b-3 change, the Board of Directors may amend the 1996 Plan to comply with the requirements of such Rule.


1996 Plan Benefits

         Set forth in the table below are the numbers of shares of Common Stock covered by Stock Option Awards and Stock Awards, including the Initial Awards, that have been granted and remain outstanding under the 1996 Plan to date.

                                                               Number of Shares
                                   Number of Shares Covered       Covered by
            Name and Position       by Stock Option Awards       Stock Awards

Ronald M. DeFeo                             - 0 -                   45,000
   President, Chief Executive
  Officer and Chief Operating
  Officer

Randolph W. Lenz                            - 0 -                    - 0 -
   Chairman of the Board (1)

David J. Langevin                           - 0 -                    - 0 -
   Executive Vice President

Marvin B. Rosenberg                         - 0 -                    - 0 -
   Senior Vice President and
   General Counsel

Ralph T. Brandifino                         - 0 -                    - 0 -
   Senior Vice President and
  Chief
   Financial Officer

Brian J. Henry                              - 0 -                    - 0 -
   Vice President and Treasurer

All executive officers as a group           - 0 -                   45,000
   (6 persons)

All non-employee directors as a            202,500                   - 0 -
  group
   (5 persons)

All employees, not including Named          - 0 -                    - 0 -
    Executive Officers, as a group
   (100 persons)
 ----------------------------

(1) Mr. Lenz retired as Chairman on August 28, 1995. (See "Retirement of Randolph W. Lenz" above.)

         Except as described above under "Initial Restricted Stock Award" and "Initial Director Awards," the types of awards, and the amounts and recipients thereof, that will be granted under the 1996 Plan in the future are not determinable at this time.

Federal Income Tax Consequences

         The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 1996 Plan based on federal income tax laws currently in effect. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

Tax Consequences to Participants

         Non-Qualified Stock Options. In general: (i) no income will be recognized by an optionee at the time a Non-Qualified Stock Option is granted;
(ii) at the time of exercise of a Non-Qualified Stock Option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are non-restricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a Non-Qualified Stock Option, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

         Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. For purposes of the alternative minimum tax, however, the difference between the option price and the fair market value of the Common Stock on the date of exercise is an adjustment in computing the optionee's alternative minimum taxable income. If shares of Common Stock are issued to an optionee pursuant to the exercise of an Incentive Stock Option and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss.

         If shares of Common Stock acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

         Restricted Stock. A recipient of shares of Restricted Stock generally will be subject to tax at ordinary income rates on the fair market value of the shares, reduced by any amount paid by the recipient, at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under
Section 83(b) of the Code within thirty days of the date of transfer of the shares will recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to shares of Restricted Stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

         A recipient of Tax-Offset Rights with respect to a Restricted Stock award will be subject to tax at ordinary income rates on the amount of any cash received.

          Performance Awards. A recipient of a Performance Award will be subject to tax at ordinary income rates on the amount of any cash received.

         Special Rules Applicable to Directors and Officers. In limited circumstances where the sale of stock that is received as the result of a grant of an award could subject a director or an officer to suit under Section 16(b) of the Exchange Act, the tax consequences to the director or officer may differ from the tax consequences described above. In these circumstances, unless a
Section 83(b) election has been made, the principal difference usually will be to postpone valuation and taxation of the stock received so long as the sale of the stock received could subject the director or officer to suit under Section 16(b) of the Exchange Act, but not longer than six months.

Tax Consequences to the Company or Subsidiary

         To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, (i) such deduction is reasonable in amount, constitutes an ordinary and necessary business expense, is not subject to the $1,000,000 annual compensation limitation set forth in Section 162(m) of the Code and does not constitute an "excess parachute payment" within the meaning of
Section 280G of the Code, and (ii) any applicable withholding obligations are satisfied.

Recommendation

         The Board of Directors believes that the approval of the 1996 Plan and the Initial Awards is in the best interest of the Company and the Terex stockholders because the 1996 Plan and the Initial Awards will enable the Company to provide competitive equity incentives to directors and officers and other key employees to enhance the profitability of the Company and increase stockholder value.

         The Board of Directors recommends that the stockholders vote FOR approval of the 1996 Plan and the Initial Awards.

                                 OTHER BUSINESS

         The Board does not know of any other business to be brought before the Meeting. In the event any such matters are brought before the Meeting, the persons named in the enclosed Proxy will vote the Proxies received by them as they deem best with respect to all such matters.

                              STOCKHOLDER PROPOSALS

         All proposals of stockholders intended to be included in the proxy statement to be presented at the 1997 Annual Meeting of Stockholders must be received at the Company's offices at 500 Post Road East, Westport, Connecticut 06880, no later than December 15, 1996.

                          ANNUAL REPORT TO STOCKHOLDERS

         The  Company's  Annual  Report on Form 10-K for the  fiscal  year ended
December 31, 1995, including financial statements, is being mailed to stockholders of the Company with this Proxy Statement. The Annual Report does not constitute a part of the Proxy Solicitation materials. Stockholders may, without charge, obtain copies of the Company's Annual Report on Form 10-K filed with the SEC. Requests for this report should also be addressed to the Company's Secretary.

          STOCKHOLDERS ARE URGED TO FORWARD THEIR PROXIES WITHOUT DELAY. A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.


                                       By Order of the Board of Directors




                                       Marvin B. Rosenberg
                                       Secretary



April  5, 1996
Westport, Connecticut

           THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                              OF TEREX CORPORATION

     The undersigned hereby appoint Ronald M. DeFeo, Marvin B. Rosenberg, and David J. Langevin, and any either one of them, proxies with power of substitution to act, by unanimous vote, or if only one votes or acts then by that one to vote for the undersigned at the Annual Stockholders' Meeting of Terex Corporation, to be held at 10:00 A.M. local time, May 15, 1996 at the Westport Inn, 1595 Post Road East, Westport, Connecticut and any adjournment thereof, as follows:

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTORS NOMINATED IN ITEM 1. FOR THE RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS IN ITEM 2, FOR THE RATIFICATION OF THE 1996 TEREX CORPORATION LONG TERM INCENTIVE PLAN AND INITIAL AWARDS GRANTED THEREUNDER IN ITEM 3, AND IN THE DISCRETION OF THE BOARD OF DIRECTORS IN CONNECTION WITH
ITEM 4. PLEASE MARK BOX OR x .

1. ELECTION OF DIRECTORS: Ronald M. DeFeo, Marvin B. Rosenberg, G. Chris Andersen, William H. Fike, Bruce I. Raben, David A. Sachs, Adam E. Wolf

FOR all      WITHHOLD               (INSTRUCTION:  To withhold  authority  to
nominees     AUTHORITY               vote for an individual nominee,  write
listed       to vote for all         that nominee's name on the space
above        nominees listed above   provided below.)

 [ ]              [ ]                ___________________________________

2.    RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS:

       FOR             AGAINST              ABSTAIN
       [ ]               [ ]                  [ ]

3. RATIFICATION OF 1996 TEREX CORPORATION LONG-TERM INCENTIVE PLAN AND INITIAL AWARDS GRANTED THEREUNDER

       FOR             AGAINST              ABSTAIN
       [ ]               [ ]                  [ ]

4.   Upon such other business as may           Please date, sign and mail this
     properly come before the meeting or       card in the enclosed
     any adjournments, hereby revoking any     envelope.
     proxy heretofore given.
                                              __________________________
                                              (Stockholder's Signature)

                                              __________________________
                                              (Stockholder's Signature)


                                              Dated __________________, 1996

                                             Please sign  exactly as name
                                             appears  above.  When signing as
                                             attorney,  executor,
                                             administrator,  trustee,  etc.,
                                             use full title.  If stock is held
                                             jointly, each owner must sign.

                                             1996 ANNUAL MEETING

                 PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY.